UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  June 21, 2010
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:            (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 3.02                      Unregistered Sales of Equity Securities

On June 21, 2010, the Company executed stock purchase agreements providing for the issuance of 281,250 shares of its Series E Preferred for cash commitments aggregating $4,500,000.  The shares are being issued to accredited investors in connection with a private offering of the Company’s securities in reliance upon an exemption provided under Section 4(2) of the Securities Act of 1933, as amended.

Substantially all of the proceeds from the sale of the Series E Preferred are being utilized to fund the operations of the Company’s subsidiary, Vaso Diagnostics, Inc. as described in the Company’s Report on Form 8-K dated May 19, 2010.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 24, 2010, the Company filed a Certificate of Designations of Preferences and Rights of Series E Convertible Preferred Stock (“Certificate of Designations”), as authorized by the Board of Directors, designating 350,000 shares of its 1,000,000 shares of preferred stock as Series E Convertible Preferred Stock (“Series E Preferred”).   The following is a summary of the powers, designations, preferences and other rights of the Series E Preferred as set forth in more specificity in the Certificate of Designations filed as an exhibit hereto.

(i)           Face Amount.  The face amount per share of the Series E Preferred Stock is $16.00.

(ii)           Dividends.     Cumulative dividends will accrue at a rate of 5% per annum, payable semi-annually in additional shares of the Series E Preferred.  Dividends on the Series E Preferred will be paid in preference to any dividends paid to the holders of the Company’s Common Stock or any other series of the Company’s preferred stock made junior to the Series E Preferred.

(iii)           Liquidation Preference.    On any liquidation, dissolution or winding-up of the Corporation, the holders of the Series E Preferred will receive payment of twice the aggregate face amount thereof, plus all accrued and unpaid dividends, before any payments or distributions are paid or provided for the Company’s Common Stock or any other series of the Company’s preferred stock made junior to the Series E Preferred.  In the event of a sale of all or substantially all the Company’s stock or assets, the holders of the Series E Preferred will receive payment of 1.2 times the aggregate face amount thereof, plus all accrued and unpaid dividends, before any payments or distributions are paid or provided for the Company’s Common Stock or any other series of the Company’s preferred stock made junior to the Series E Preferred.

(iv)           Conversion Rights.   Each share of the Series E Preferred will be convertible at any time or from time to time at the holder’s option commencing six months from the issuance date into 100 shares of Common Stock (an exercise price of $.16 per share of Common Stock, the “Conversion Price”), subject to anti-dilution adjustment as set forth below.  Commencing at any time one year from the issuance date, one-half 50% of the Series E Preferred will be automatically converted into 100 shares of Common Stock for each share of Series E Preferred if the closing market price of the Common Stock is 3 times the Conversion Price for 30 consecutive trading days and the average daily trading volume during those 30 days is 250,000 shares or greater.  Notwithstanding the foregoing, the Series E Preferred shall be automatically converted into Common Stock on June 1, 2015.

(v)           Voting Rights.   Investors in the Series E Preferred will have voting rights in the ratio of 100 votes for each share of Series E Preferred and shall vote together with the Common Stock as a single class.

(vi)           Anti-Dilution Adjustments.   The 100-to-1 conversion ratio of the Series E Preferred will be subject to proportional adjustment for stock dividends, stock splits and other similar changes in capitalization.  If the Company issues or sells shares of its capital stock for consideration of a price of less than the lesser of its then current market price or the applicable Conversion Price, the Conversion Price shall be adjusted to be such lower price at which the Company issued or sold shares of its capital stock; provided, however, that the Company shall have the right to issue shares and options under its option plans.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

3.1           Certificate of Designations of Preferences and Rights of Series E Convertible Preferred Stock.

10.           Form of Stock Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010	VASOMEDICAL, INC. By: /s/ Jun Ma Jun Ma President and Chief Executive Officer